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                      December 15, 2022

       Jeremy Sussman
       Chief Financial Officer
       Ramaco Resources, Inc.
       250 West Main Street, Suite 1800
       Lexington, Kentucky 40507

                                                        Re: Ramaco Resources,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 1, 2022
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2022
                                                            Filed August 9,
2022
                                                            File No. 001-38003

       Dear Jeremy Sussman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation